Exhibit 10.1

International Speedway Corporation
$65,000,000 4.63% Series 2011A Senior Notes
due January 18, 2021

Note Purchase Agreement

Dated as of January 18, 2011

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Section	Heading	Page
Section 22.2.	Payments Due on Non-Business Days	43
Section 22.3.	Accounting Terms	43
Section 22.4.	Severability	43
Section 22.5.	Construction	43
Section 22.6.	Counterparts	44
Section 22.7.	Governing Law	44
Section 22.8.	Jurisdiction and Process; Waiver of Jury Trial	44

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Schedule A	—	Information Relating to Purchasers

Schedule B	—	Defined Terms

Schedule 4.9	—	Changes in Corporate Structure

Schedule 5.4	—	Subsidiaries of the Company, Ownership of Subsidiary Stock

Schedule 5.5	—	Financial Statements

Schedule 5.11	—	Licenses, Permits, Etc.

Schedule 5.15	—	Existing Indebtedness

Schedule 10.4	—	Existing Liens

Exhibit 1	—	Form of 4.63% Series 2011A Senior Notes due January 18, 2021

Exhibit 2.3	—	Form of Subsidiary Guaranty

Exhibit 4.4(a)	—	Form of Opinion of General Counsel to the Company

Exhibit 4.4(b)	—	Form of Opinion of Special Counsel to the Company

Exhibit 4.4(c)	—	Form of Opinion of Special Counsel to the Purchasers

Exhibit S	—	Form of Supplement to Note Purchase Agreement

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International Speedway Corporation
1801 W. Int Speedway Blvd.
Daytona Beach, FL 32114-1243
$65,000,000 4.63% Series 2011A Senior Notes
due January 18, 2021
Dated as of
January 18, 2011
To the Purchasers Listed in
the Attached Schedule A:
Ladies and Gentlemen:
     International Speedway Corporation, a Florida corporation (the “Company”), agrees with the Purchasers listed in the attached Schedule A (the “Purchasers”) to this Note Purchase Agreement (this “Agreement”) as follows:
Section 1. Authorization of Notes.
     Section 1.1. Description of Notes. The Company will authorize the issue and sale of the following Senior Notes:

		Aggregate
	Series and/or	Principal
Issue	Tranche	Amount	Interest Rate	Maturity Date

Senior Notes	Series 2011A	$65,000,000	4.63%	January 18, 2021
     The Senior Notes described above together with each Series of Additional Notes that may from time to time be issued pursuant to the provisions of Section 2.2 are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Series 2011A Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by the Purchasers and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.
     Section 1.2. Interest Rate. (a) The Series 2011A Notes shall bear interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal thereof from the date of issuance at its respective stated rate of interest payable semi annually in arrears on the 18th day of January and July in each year and at maturity commencing on July 18, 2011, until such principal sum shall have become due and payable (whether at maturity, upon notice of prepayment or otherwise) and, to the extent permitted by law, at the applicable Default Rate on overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make Whole Amount until paid.
Section 2. Sale and Purchase of Notes.
     Section 2.1. Series 2011A Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, the Series 2011A Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The obligations of each Purchaser hereunder are several and not joint obligations and each Purchaser shall have no obligation and no liability to any Person for the performance or nonperformance by any other Purchaser hereunder.
     Section 2.2. Additional Series of Notes. The Company may, from time to time, in its sole discretion but subject to the terms hereof, issue and sell one or more additional Series of its unsecured promissory notes under the provisions of this Agreement pursuant to a supplement (a “Supplement”) substantially in the form of Exhibit S, provided that the aggregate principal amount of Notes of all Series issued pursuant to all Supplements in accordance with the terms of this Section 2.2 shall not exceed $400,000,000. Each additional Series of Notes (the “Additional Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions:
     (i) each Series of Additional Notes, when so issued, shall be differentiated from all previous Series by sequential alphabetical designation inscribed thereon;
     (ii) Additional Notes of the same Series may consist of more than one different and separate tranches and may differ with respect to outstanding principal amounts, maturity dates, interest rates and premiums, if any, and price and terms of redemption or payment prior to maturity, but all such different and separate tranches of the same Series shall vote as a single class and constitute one Series;
     (iii) each Series of Additional Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory and optional prepayment on the dates and at the premiums, if any, have such additional or different conditions precedent to closing, such representations and warranties and such additional covenants as shall be specified in the Supplement under which such Additional Notes are issued and upon execution of any such Supplement, this Agreement shall be amended (a) to reflect such additional covenants without further action on the part of the holders of the Notes outstanding under this Agreement, provided, that any such additional covenants shall inure to the benefit of all holders of Notes so long as any Additional Notes issued pursuant to such Supplement remain outstanding, and (b) to reflect such representations and warranties as are contained in such Supplement for the benefit of the holders of such Additional Notes in accordance with the provisions of Section 17;
     (iv) each Series of Additional Notes issued under this Agreement shall be in substantially the form of Exhibit 1 to Exhibit S hereto with such variations, omissions and insertions as are necessary or permitted hereunder;

     (v) the minimum principal amount of any Note issued under a Supplement shall be $100,000, except as may be necessary to evidence the outstanding amount of any Note originally issued in a denomination of $100,000 or more;
     (vi) all Additional Notes shall constitute Senior Indebtedness of the Company and shall rank pari passu with all other outstanding Notes; and
     (vii) no Additional Notes shall be issued hereunder if at the time of issuance thereof and after giving effect to the application of the proceeds thereof, any Default or Event of Default shall have occurred and be continuing.
     The obligations of the Additional Purchasers to purchase any Additional Notes shall be subject to the following conditions precedent, in addition to the conditions specified in the Supplement pursuant to which such Additional Notes may be issued:
     (a) Compliance Certificate. A duly authorized Senior Financial Officer shall execute and deliver to each Additional Purchaser and each holder of Notes an Officer’s Certificate dated the date of issue of such Series of Additional Notes stating that such officer has reviewed the provisions of this Agreement (including any Supplements hereto) and setting forth the information and computations (in sufficient detail) required in order to establish whether after giving effect to the issuance of the Additional Notes and after giving effect to the application of the proceeds thereof, the Company is in compliance with the requirements of Section 10.1 on such date (based upon the financial statements for the most recent fiscal quarter ended prior to the date of such certificate).
     (b) Execution and Delivery of Supplement. The Company and each such Additional Purchaser shall execute and deliver to each other a Supplement substantially in the form of Exhibit S hereto.
     (c) Representations of Additional Purchasers. Each Additional Purchaser shall have confirmed in the Supplement that the representations set forth in Section 6 are true with respect to such Additional Purchaser on and as of the date of issue of the Additional Notes.
     (d) Execution and Delivery of Guaranty Ratification. Provided a Guarantor Release shall not have occurred, each Subsidiary Guarantor shall execute and deliver a Guaranty Ratification substantially in the form attached to the Subsidiary Guaranty.
     Section 2.3. Subsidiary Guaranty. (a) The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by the Subsidiary Guarantors pursuant to the Subsidiary Guaranty Agreement dated as of even date herewith, which shall be substantially in the form of Exhibit 2.3 attached hereto, and otherwise in accordance with the provisions of Section 9.7 hereof (the “Subsidiary Guaranty”).

     (b) Subject to Section 9.7(a), the holders of the Notes agree to discharge and release any Subsidiary Guarantor from the Subsidiary Guaranty upon the written request of the Company, provided that (i) such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under the Subsidiary Guaranty) as an obligor and guarantor under and in respect of the Bank Credit Agreement and the Company so certifies to the holders of the Notes in a certificate of a Responsible Officer, (ii) at the time of such release and discharge, the Company shall deliver a certificate of a Responsible Officer to the holders of the Notes stating that no Default or Event of Default exists, and (iii) if any fee or other form of consideration is given to any holder of Indebtedness of the Company expressly for the purpose of such release, holders of the Notes shall receive equivalent consideration (a “Guarantor Release”).
Section 3. Closing.
     The sale and purchase of the Series 2011A Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603 at 10:00 a.m. Central time, at a closing (the “Closing”) on January 18, 2011 or on such other Business Day thereafter on or prior to January 31, 2011 as may be agreed upon by the Company and the Purchasers. On the Closing Date, the Company will deliver to each Purchaser the Series 2011A Notes to be purchased by such Purchaser in the form of a single Series 2011A Note (or such greater number of Series 2011A Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing Date and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to Account Number 898033992669, at Bank of America, Tampa, FL, ABA Number 026009593, in the Account Name of “International Speedway Corporation.” If, on the Closing Date, the Company shall fail to tender such Series 2011A Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s reasonable satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.
Section 4. Conditions to Closing.
     Each Purchaser’s obligation to purchase and pay for the Series 2011A Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s reasonable satisfaction, prior to or at the Closing, of the following conditions:
     Section 4.1. Representations and Warranties.
     (a) Representations and Warranties of the Company. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

     (b) Representations and Warranties of the Subsidiary Guarantors. The representations and warranties of the Subsidiary Guarantors in the Subsidiary Guaranty shall be correct when made and at the time of the Closing.
     Section 4.2. Performance; No Default. The Company and each Subsidiary Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement and the Subsidiary Guaranty required to be performed or complied with by the Company and each such Subsidiary Guarantor prior to or at the Closing, and after giving effect to the issue and sale of the Series 2011A Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 hereof had such Sections applied since such date.
     Section 4.3. Compliance Certificates.
     (a) Officer’s Certificate of the Company. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.
     (b) Secretary’s Certificate of the Company. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the Closing Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Series 2011A Notes and this Agreement.
     (c) Officer’s Certificate of the Subsidiary Guarantors. Each Subsidiary Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.1(b), 4.2 and 4.9 have been fulfilled.
     (d) Secretary’s Certificate of the Subsidiary Guarantors. Each Subsidiary Guarantor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the Closing Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Subsidiary Guaranty.
     Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the Closing Date (a) from Gary Crotty, General Counsel of the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), (b) from Baker Botts L.L.P., special counsel for the Company, covering the matters set forth in Exhibit 4.4(b) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), and (c) from

Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(c) and covering such other matters incident to such transactions as such Purchaser may reasonably request.
     Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Series 2011A Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
     Section 4.6. Sale of Other Notes. Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Series 2011A Notes to be purchased by it at the Closing as specified in Schedule A.
     Section 4.7. Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing Date, the reasonable fees, reasonable charges and reasonable disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing Date.
     Section 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Series 2011A Notes.
     Section 4.9. Changes in Corporate Structure. Neither the Company nor any Subsidiary Guarantor shall have changed its jurisdiction of organization or, except as reflected in Schedule 4.9, been a party to any merger or consolidation, or shall have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
     Section 4.10. Subsidiary Guaranty. The Subsidiary Guaranty shall have been duly authorized, executed and delivered by each Subsidiary Guarantor, shall constitute the legal, valid and binding contract and agreement of each Subsidiary Guarantor and such Purchaser shall have received a true, correct and complete copy thereof.
     Section 4.11. Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming (i) the name and address of the transferee bank, (ii)

such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Series 2011A Notes is to be deposited.
     Section 4.12. Proceedings and Documents. All corporate and other organizational proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
Section 5. Representations and Warranties of the Company.
     The Company represents and warrants to each Purchaser that:
     Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Series 2011A Notes and to perform the provisions hereof and thereof.
     Section 5.2. Authorization, Etc. This Agreement and the Notes to be issued on the Closing Date have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each such Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 5.3. Disclosure. The Company, through its agent, Banc of America Securities LLC, has delivered to you and each other Purchaser a copy of a Private Placement Memorandum, dated November 2010 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the Memorandum, information contained in public filings with the Securities and Exchange Commission from and after November 30, 2009 (“Public Filings”), the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, in each case, delivered (or deemed delivered for purposes of Public Filings) to the Purchasers prior to November 23, 2010 (this Agreement, the Memorandum, the Public Filings and such documents, certificates or other writings and such financial statements being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since November 30, 2009, there has been no change in the financial condition, operations, business or properties of the Company or any of its Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents. The Company makes no representations as to projections contained in the Disclosure Documents other than that such projections are based on information that the Company believed to be accurate as of the date of such projections, and that such projections were calculated in a manner the Company believed to be reasonable as of the date of such projections.
     Section 5.4. Organization and Ownership of Shares of Subsidiaries. Schedule 5.4 contains (except as noted therein) a complete and correct list of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.
     (a) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).
     (b) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
     (c) No Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.
     Section 5.5. Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.
     Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Series 2011A Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary, or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.
     Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Series 2011A Notes.
     Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     (b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     Section 5.9. Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that would reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate. The federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended November 30, 2007.
     Section 5.10. Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective properties which the Company and its Subsidiaries own or purport to own that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business and except for the sale of 380 Development LLC), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
     Section 5.11. Licenses, Permits, Etc. Except as disclosed in Schedule 5.11,
     (a) the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect;
     (b) no product of the Company or any of its Subsidiaries infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect; and
     (c) there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.
     Section 5.12. Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 436 or 430 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually or in the aggregate result in a Material Adverse Effect.
     (b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report (if applicable), did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
     (c) The Company and its ERISA Affiliates have not incurred any withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
     (d) The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.
     (e) The execution and delivery of this Agreement and the issuance and sale of the Series 2011A Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax would be imposed pursuant to Section 4975(c)(1)(A) (D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of each Purchaser’s representation in Section 6.3 as to the sources of the funds to be used to pay the purchase price of the Series 2011A Notes to be purchased by such Purchaser.
     Section 5.13. Private Offering by the Company. Neither the Company nor any one acting on the Company’s behalf has offered the Series 2011A Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than five (5) other Institutional Investors, each of which has been offered the Series 2011A Notes in connection with a private sale for investment. Neither the Company nor any one acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Series 2011A Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
     Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Series 2011A Notes to refinance existing Indebtedness and for general corporate purposes of the Company. No part of the proceeds from the sale of the Series 2011A Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
     Section 5.15. Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of November 30, 2010, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary, and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary, that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
     (b) Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.4.
     (c) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.15.
     Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the sale of the Series 2011A Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
     (b) Neither the Company nor any Subsidiary is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti Terrorism Order or, to the knowledge of the Company, engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

     (c) No part of the proceeds from the sale of the Series 2011A Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or any one else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.
     Section 5.17. Status under Certain Statutes. Neither the Company nor any Subsidiary is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is subject to regulation under the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
     Section 5.18. Environmental Matters. (a) Neither the Company nor any Subsidiary has knowledge of any liability or has received any notice of any liability, and no proceeding has been instituted raising any liability against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them, or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.
     (b) Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any liability, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.
     (c) Neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in each case in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Effect.
     (d) All buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.
     Section 5.19. Notes Rank Pari Passu. The obligations of the Company under this Agreement and the Notes rank pari passu in right of payment with all other senior unsecured Indebtedness (actual or contingent) of the Company, including, without limitation, all senior unsecured Indebtedness of the Company described in Schedule 5.15 hereto.
Section 6. Representations of the Purchaser.
     Section 6.1. Purchase for Investment. Each Purchaser severally represents to the Company and the Subsidiary Guarantors that it is purchasing the Series 2011A Notes for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof (other than any Notes purchased by Banc of America Securities LLC on the Closing Date which are intended to be resold to a “qualified institutional buyer” pursuant to Rule 144A of the Securities Act), provided that the disposition of such Purchaser’s or such pension or trust funds’ property shall at all times be within such Purchaser’s or such pension or trust funds’ control. Each Purchaser understands that the Series 2011A Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Series 2011A Notes.
     Section 6.2. Accredited Investor. Each Purchaser represents to the Company and the Subsidiary Guarantors that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”). Each Purchaser further represents to the Company and the Subsidiary Guarantors that such Purchaser has had the opportunity to ask questions of the Company and received answers concerning the terms and conditions of the sale of the Series 2011A Notes.
     Section 6.3. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Series 2011A Notes to be purchased by such Purchaser hereunder:
     (a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
     (b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
     (c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
     (d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, the QPAM does not own a 10% or more interest in the Company and no person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 20% or more interest in the Company (or less than 20% but greater than 10%, if such person exercises control over the management or policies of the Company by reason of its ownership interest) and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or
     (e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
     (f) the Source is a governmental plan; or
     (g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
     (h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA or the Code.
As used in this Section 6.3, the terms “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA and the term “employee benefit plan” means an employee benefit plan as defined in Section 3 of ERISA or a “plan” as defined in Section 4975 of the Code.

Section 7. Information as to Company.
     Section 7.1. Financial and Business Information. The Company shall deliver to each holder of Notes that is an Institutional Investor:
     (a) Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year),
     (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
     (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that filing with the Securities and Exchange Commission within the time period specified above the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor shall be deemed to satisfy the requirements of this Section 7.1(a) and, provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at: http//www.internationalspeedwaycorporation.com), such availability and notice thereof being referred to as “Electronic Delivery”;
     (b) Annual Statements — within 105 days after the end of each fiscal year of the Company,
     (i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and
     (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that filing with the Securities and Exchange Commission within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a 3 under the Exchange Act) prepared in accordance with the requirements therefor shall be deemed to satisfy the requirements of this Section 7.1(b)), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;
     (c) SEC and Other Reports — except for filings referred to in Section 7.1(a) and (b) above, promptly upon their becoming available and, to the extent applicable, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material), provided, that the Company shall be deemed to have made such delivery of any such reports or documents if it shall have timely made Electronic Delivery thereof;
     (d) Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(g), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
     (e) ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becomes aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
     (i) with respect to any Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date thereof; or

     (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
     (iii) any event, transaction or condition that would result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the imposition of a penalty or excise tax under the provisions of the Code relating to employee benefit plans, or the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;
     (f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect;
     (g) Supplements — promptly and in any event within 10 Business Days after the execution and delivery of any Supplement, a copy thereof; and
     (h) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.
     Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth (or, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):
     (a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1 through Section 10.6 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); provided that, if neither the Company nor any Subsidiary, as the context requires, has incurred Priority Debt, or incurred a Lien, or sold a Substantial Part of the assets of the Company and its Subsidiaries or entered into a merger or consolidation during the relevant period covered by such certificate, then such certificate shall state such fact and information and calculations with respect to Sections 10.3, 10.4, 10.5 and/or 10.6, as the case may be, need not be included in such certificate; and
     (b) Event of Default — a statement that such officer has reviewed the relevant terms hereof such review shall not have disclosed the existence during the quarterly or annual period covered by the statements then being furnished of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.
     Section 7.3. Visitation. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:
     (a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing, provided that such visits shall be limited to no more than once in any fiscal year of the Company; and
     (b) Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers to make copies and extracts therefrom (other than materials which the Company or its Subsidiaries may not disclose without violating a confidentiality obligation binding upon it), and to discuss their respective affairs, finances and accounts with their respective officers, all at such times and as often as may be requested, provided, however, that in no event shall the Company or a Subsidiary be required to (i) provide or authorize its independent public accountants to provide tax returns to any holder other than the first five pages of the federal tax forms 1120 and 1065, without including any Schedule K-1s attached thereto, or (ii) disclose any information which is the subject of attorney-client privilege or attorney’s work product privilege properly asserted by the Company or any Subsidiary to prevent the loss of such privilege in connection with such information.
Section 8. Payment of the Notes.
     Section 8.1. Required Prepayments. The entire unpaid principal amount of the Series 2011A Notes shall become due and payable on January 18, 2021.

     Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 10% of the original aggregate principal amount of the Notes to be prepaid in the case of a partial prepayment at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, plus the Make Whole Amount determined for the prepayment date with respect to such principal amount of each Note then outstanding. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated respective Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of each such Make Whole Amount as of the specified prepayment date.
     Section 8.3. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes, other than any offer of prepayment of the Notes pursuant to Sections 8.7 or 8.8 that has been rejected by any holder or holders of Notes, the aggregate principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. All regularly scheduled partial prepayments made with respect to any Series of Additional Notes pursuant to any Supplement shall be allocated as provided therein.
     Section 8.4. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make Whole Amount as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
     Section 8.5. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement (including any Supplement) and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days. If the holders of more than 25% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 5 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
     Section 8.6. Make Whole Amount for the Series 2011A Notes. The term “Make Whole Amount” means with respect to any Note an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note, minus the amount of such Called Principal, provided that the Make Whole Amount may in no event be less than zero. For the purposes of determining the Make Whole Amount, the following terms have the following meanings with respect to the Called Principal of such Note:
     “Called Principal” means, the principal of the Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
     “Discounted Value” means, the amount obtained by discounting all Remaining Scheduled Payments from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Note is payable) equal to the Reinvestment Yield.
     “Reinvestment Yield” means, 0.50% plus the yield to maturity calculated by using (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date on screen “PX 1” on the Bloomberg Financial Market Service (or such other display as may replace Page PX1) on Bloomberg for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.
     In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
     “Remaining Average Life” means, the number of years (calculated to the nearest one twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment by (b) the number of years (calculated to the nearest one twelfth year) that will elapse between the Settlement Date and the scheduled due date of such Remaining Scheduled Payment.
     “Remaining Scheduled Payments” means, all payments of such Called Principal and interest thereon that would be due after the Settlement Date if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of such Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.
     “Settlement Date” means, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
     Section 8.7. Change in Control.
     (a) Notice of Change in Control. The Company will, within 15 Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes. Such notice shall contain and constitute an offer to prepay Notes of each Series as described in subparagraph (b) of this Section 8.7 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.7.
     (b) Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.7 shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date"), which date shall be not less than 20 days and not more than 30 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 20th day after the date of such offer).
     (c) Acceptance; Rejection. A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.7 by causing a written notice of such acceptance or rejection to be delivered to the Company at least 10 Business Days prior to the Proposed Prepayment Date. A failure by a holder of Notes to timely respond in writing to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder.
     (d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment, but without any Make-Whole Amount or other premium. The prepayment shall be made on the Proposed Prepayment Date.
     (e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.7; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.7 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.
     (f) “Change in Control” Defined. “Change in Control” means any of the following events or circumstances:
     (i) the France Family shall fail to own capital stock of the Company which represents a majority of the voting power of the Company or (ii) during any period of up to 12 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 12 month period were directors of the Company (together with any new director whose election by the Company’s Board of Directors or whose nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Company then in office.
     Section 8.8. Prepayment in Connection with Asset Sales. If the Company is required, in accordance with Section 10.5, to offer to prepay the Notes using the proceeds of a sale of a Substantial Part of the assets of the Company and its Subsidiaries, the Company will give written notice thereof to each holder of a Note, which notice shall describe such sale in reasonable detail and (a) refer specifically to this Section 8.8, (b) specify the pro rata portion of each Note being so offered to be so prepaid (determined based on the unpaid principal amount of each Note in proportion to the aggregate unpaid principal of all Notes at the time outstanding), (c) specify a date not less than 30 days and not more than 60 days after the date of such notice (the “Asset Sale Prepayment Date”) and specify the Asset Sale Response Date (as defined below) and (d) offer to prepay on the Asset Sale Prepayment Date such pro rata portion of each Note, together with interest accrued thereon to the Asset Sale Prepayment Date. Each holder of a Note shall notify the Company of such holder’s acceptance or rejection of such offer by giving written notice thereof to the Company on a date at least 10 days prior to the Asset Sale Prepayment Date (such date 10 days prior to the Asset Sale Prepayment Date being the “Asset Sale Response Date”), and the Company shall prepay on the Asset Sale Prepayment Date such pro rata portion of each Note held by the holders who have accepted such offer in accordance with this Section 8.8 at a price in respect of each Note held by such holder equal to 100% of the principal amount of such pro rata portion, together with interest accrued thereon to the Asset Sale Prepayment Date but without any Make-Whole Amount or other premium; provided, however, that the failure by a holder of any Note to respond to such offer in writing on or before the Asset Sale Response Date shall be deemed to be a rejection of such offer.
Section 9. Affirmative Covenants.
     The Company covenants that so long as any of the Notes are outstanding:
     Section 9.1. Compliance with Law. Without limiting Section 10.8, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 9.2. Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated except for any non-maintenance that would not reasonably be expected to have a Material Adverse Effect.
     Section 9.3. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 9.4. Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary not permitted by Section 10.4, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the non-filing or nonpayment, as the case may be, of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.
     Section 9.5. Corporate Existence, Etc. Subject to Sections 10.6, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.5 and 10.6 the Company will at all times preserve and keep in full force and effect the legal existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such legal existence, right or franchise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 9.6. Notes to Rank Pari Passu. The Notes and all other obligations under this Agreement of the Company are and at all times shall remain direct and unsecured obligations of the Company ranking pari passu as against the assets of the Company with all other Notes from time to time issued and outstanding hereunder without any preference among themselves and pari passu with all Indebtedness outstanding under the Bank Credit Agreement, the Indenture and all other present and future unsecured Indebtedness (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other unsecured Indebtedness of the Company.
     Section 9.7. Material Subsidiaries; Additional Subsidiary Guarantors. (a) The Company will at all times cause each wholly-owned Domestic Subsidiary that is a Material Subsidiary (other than any Excluded Subsidiary) to be a Subsidiary Guarantor.
     (b) In addition to the requirements of Section 9.7(a), the Company will cause any Subsidiary which is required by the terms of the Bank Credit Agreement to become a party to, or otherwise guarantee, Indebtedness in respect of the Bank Credit Agreement, to enter into the Subsidiary Guaranty and deliver to each of the holders of the Notes (concurrently with the incurrence of any such obligation pursuant to the Bank Credit Agreement) the following items:
          (1) a joinder agreement in respect of the Subsidiary Guaranty;
     (2) a certificate signed by an authorized Responsible Officer of the Company making representations and warranties to the effect of those contained in Sections 5.4, 5.6 and 5.7, with respect to such Subsidiary and the Subsidiary Guaranty, as applicable; and
     (3) an opinion of counsel (who may be in-house counsel for the Company) addressed to each of the holders of the Notes reasonably satisfactory to the Required Holders, to the effect that the Subsidiary Guaranty by such Person has been duly authorized, executed and delivered and that the Subsidiary Guaranty constitutes the legal, valid and binding contract and agreement of such Person enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
     Section 9.8. Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.
Section 10. Negative Covenants.
     The Company covenants that so long as any of the Notes are outstanding:
     Section 10.1. Leverage Ratio. The Company will not permit the Leverage Ratio to exceed 3.50 to 1.00, as of the last day of each fiscal quarter of the Company.
     Section 10.2. Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio to be less than 2.00 to 1.0, as of the last day of each fiscal quarter of the Company.
     Section 10.3. Priority Debt. The Company will not at any time permit the aggregate amount of all Priority Debt to exceed 15% of Consolidated Net Worth (Consolidated Net Worth to be determined as of the end of the then most recently ended fiscal quarter of the Company).
     Section 10.4. Limitation on Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits except:
     (a) Liens for taxes, assessments or other governmental charges that are not yet due and payable or the payment of which is not at the time required by Section 9.4;
     (b) any Liens in connection with attachments or judgments (including judgment or appeal bonds), unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;
     (c) Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens for sums more than 90 days delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP) and Liens to secure the performance of bids, tenders, leases, or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens incurred in the ordinary course of business and not in connection with the borrowing of money;
     (d) leases or subleases granted to others, easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances, in each case incidental to the ownership of property or assets or the ordinary conduct of the business of the Company or any of its Subsidiaries, or Liens incidental to minor survey exceptions and the like, provided that such Liens do not, in the aggregate, materially detract from the value of such property;
     (e) Liens securing Indebtedness or other obligations of a Subsidiary to the Company or to a Subsidiary Guarantor;
     (f) any interest of title of a lessor under, and Liens arising from uniform commercial code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;
     (g) Liens existing as of the Closing Date and reflected in Schedule 10.4;
     (h) Liens incurred after the Closing Date given to secure the payment of the price incurred (or Indebtedness incurred to fund such payment) in connection with the acquisition, construction, repair, development, or improvement of property (other than accounts receivable or inventory) useful and intended to be used in carrying on the business of the Company or a Subsidiary, including Liens existing on such property at the time of acquisition or construction thereof or Liens incurred within 365 days of such acquisition or completion of such construction, repair or development, or improvement, provided that (i) the Lien shall attach solely to the property acquired, purchased, constructed, repaired, developed, or improved, and, if required by the terms of the instrument originally creating such Lien, the proceeds thereof, general intangibles related thereto, and other property which is an improvement to or is acquired for specific use in connection with such property; (ii) at the time of acquisition, construction, repair, development, or improvement of such property (or, in the case of any Lien incurred within three hundred sixty-five (365) days of such acquisition or completion of such construction, repair, development or improvement, at the time of the incurrence of the Indebtedness secured by such Lien), the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such property, whether or not assumed by the Company or a Subsidiary, shall not exceed the lesser of (y) the cost of such acquisition, construction, repair, development, or improvement plus related financing costs or (z) the Fair Market Value of such property (as determined in good faith by one or more officers of the Company to whom authority to enter into the transaction has been delegated by the board of directors of the Company); and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;

     (i) any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Subsidiary or its becoming a Subsidiary (other than pursuant to Section 9.6), or any Lien existing on any property acquired by the Company or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of property, (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, the proceeds thereof, general intangibles related thereto, and other property which is an improvement to or is acquired for specific use in connection with such acquired property, and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;
     (j) Liens securing Indebtedness and other obligations on property or assets of the Company or its Subsidiaries which Liens were given after the Closing Date, provided the Company makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to an agreement reasonably satisfactory to the Required Holders and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property;
     (k) any extensions, renewals or replacements of any Lien permitted by the preceding subparagraphs (g), (h), (i) and (j) of this Section 10.4, provided that (i) no additional property shall be encumbered by such Liens, (ii) the unpaid principal amount of the Indebtedness or other obligations secured thereby shall not be increased on or after the date of any extension, renewal or replacement, and (iii) at such time and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;
     (l) Liens on equity interests of a joint venture owned by the Company or any Subsidiary to the extent securing Indebtedness of such joint venture and any Guaranty by the Company or any Subsidiary of such Indebtedness;
     (m) rights of first refusal, purchase options and similar rights granted pursuant to joint venture agreements, stockholder agreements, organic documents and similar documents and agreements;
     (n) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions; and
     (o) Liens securing Priority Debt of the Company or any Subsidiary, provided that the aggregate principal amount of any such Priority Debt shall be permitted by Section 10.3, and, provided further that, no such Liens permitted by this Section 10.4(o) may secure any obligations under the Bank Credit Agreement.

     Section 10.5. Sales of Assets. The Company will not, and will not permit any Subsidiary to, sell, lease or otherwise dispose of any substantial part (as defined below) of the assets of the Company and its Subsidiaries; provided, however, that the Company or any Subsidiary may sell, lease or otherwise dispose of assets constituting a substantial part of the assets of the Company and its Subsidiaries if such assets are sold in an arms length transaction and, at such time and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and an amount equal to the Net Proceeds received from such sale, lease or other disposition (but only with respect to that portion of such assets that exceeds the definition of “substantial part” set forth below, such excess Net Proceeds, the “Excess Proceeds”) shall be used within 365 days of such sale, lease or disposition, in any combination:
     (1) to acquire productive assets (including equity interests in a Person becoming a Subsidiary) used or useful in carrying on the business of the Company and its Subsidiaries and having a value at least equal to the value of such assets sold, leased or otherwise disposed of and/or to make capital expenditures in respect of the Company’s or its Subsidiaries’ business; and/or
     (2) to prepay, retire or defease Senior Indebtedness of the Company and/or its Subsidiaries, provided that the Company shall, in accordance with Section 8.8, offer to prepay each outstanding Note in a principal amount, which equals the Ratable Portion for such Note. For the purposes of this subparagraph 2, the Company shall be deemed to have satisfied its obligations to prepay Senior Indebtedness to the extent that the Company has offered to prepay the Senior Notes or any other Senior Indebtedness with similar prepayment requirements and any holders have declined such offer of prepayment.
A sale, lease or other disposition of assets shall be deemed to be a “Substantial Part” of the assets of the Company and its Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Subsidiaries during any period of 12 consecutive months, exceeds 10% of Consolidated Total Assets (Consolidated Total Assets to be determined as of the end of the fiscal year of the Company immediately preceding such sale, lease or other disposition); provided that there shall be excluded from any determination of a “Substantial Part” any (i) sale, lease or disposition of assets in the ordinary course of business of the Company and its Subsidiaries, (ii) transfer of assets from the Company to any Subsidiary or from any Subsidiary to the Company or a Subsidiary, (iii) sale or transfer of property acquired by the Company or any Subsidiary after the date of this Agreement to any Person within 365 days following the acquisition or construction of such property by the Company or any Subsidiary if the Company or a Subsidiary shall concurrently with such sale or transfer, lease such property, as lessee; (iv) sale or disposition of machinery, equipment and other assets (including but not limited to real property and buildings, structures and improvements thereon) no longer used or useful in the conduct of the business of the Company or its Subsidiaries; and (v) any sale, lease, or dispositions the Excess Proceeds of which have been applied pursuant to items (1) and/or (2) above.
     Section 10.6. Merger and Consolidation. The Company will not, and will not permit any of its Subsidiaries to, consolidate with or merge with any other Person or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person; provided that:
     (1) any Subsidiary of the Company may (x) consolidate with or merge with, or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to, (i) the Company or a Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation or (ii) any other Person so long as the survivor is the Subsidiary, or (y) convey, transfer or lease all of its assets in compliance with the provisions of Section 10.5; and
     (2) the foregoing restriction does not apply to the consolidation or merger of the Company with, or the conveyance, transfer or lease of substantially all of the assets of the Company in a single transaction or series of transactions to, any Person so long as:
     (a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be (the “Successor Corporation”), shall be a solvent entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;
     (b) if the Company is not the Successor Corporation, such Successor Corporation shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement (and each Supplement thereto) and the Notes (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders), and the Successor Corporation shall have caused to be delivered to each holder of Notes (A) an opinion of nationally recognized independent counsel, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and (B) an acknowledgment from each Subsidiary Guarantor that the Subsidiary Guaranty continues in full force and effect; and
     (c) immediately after giving effect to such transaction no Default or Event of Default would exist (it being agreed that, for purposes of determining compliance with Sections 10.1 and 10.2, such transaction shall be treated on a pro forma basis for the relevant period as having been consummated as of the last day of the immediately preceding fiscal quarter).
     Section 10.7. Transactions with Affiliates. The Company will not and will not permit any Subsidiary to enter into or permit to exist any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate (other than the Company or a Subsidiary Guarantor) other than (i) where such transactions are on terms and conditions not materially less as favorable to the Company or such Subsidiary taken as a whole, as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate, (ii) provided that no Default or Event of Default shall result therefrom, transactions involving payments to the France Family individually (or family-related entities controlled by France Family members) or to NASCAR in the ordinary course of business in accordance with past practices of the Credit Parties, (iii) any employment agreement or arrangement, equity award, equity option or cash and/or equity settled equity appreciation agreement or plan, employee benefit plan, officer or director indemnification agreement, severance agreement, consulting agreement or other compensation plan or arrangement entered into by the Company or any of its Subsidiaries in the ordinary course of business, and payments, awards, grants or issuance of securities pursuant thereto, (iv) transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or indirectly, an equity interest in, or otherwise controls, such Person and/or has nominated or appointed a person to the board of directors of that Person, (v) (a) Guarantees by the Company or any of its Subsidiaries of obligations of joint ventures in the ordinary course of business and (b) pledges by the Company or any Subsidiary of equity interests in joint ventures for the benefit of lenders or other creditors of such joint ventures, and (vi) transactions entered into by a Person prior to the time such Person becomes a Subsidiary or is merged or consolidated into the Company or a Subsidiary (provided such transaction is not entered into in contemplation of such event).
     Section 10.8. Terrorism Sanctions Regulations. The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti Terrorism Order or (b) engage in any dealings or transactions with any such Person.
Section 11. Events of Default.
     An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
     (a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
     (b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
     (c) the Company defaults in the performance of or compliance with any term contained in Section 10 or any covenant in a Supplement which specifically provides that it shall have the benefit of this paragraph (c) or any Subsidiary Guarantor defaults in the performance of or compliance with any term of the Subsidiary Guaranty beyond any period of grace or cure period provided with respect thereto; or
     (d) the Company defaults in the performance of or compliance with any term contained herein or in any Supplement (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default or (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or
     (e) any Subsidiary Guaranty ceases to be a legally valid, binding and enforceable obligation or contract of a Subsidiary Guarantor (other than upon a Guarantor Release in accordance with the terms of Section 2.3(b) hereof), or any Subsidiary Guarantor or any party by, through or on account of any such Person, challenges the validity, binding nature or enforceability of any such Subsidiary Guaranty; or
     (f) any representation or warranty made in writing by or on behalf of the Company or Subsidiary Guarantor in this Agreement or any Subsidiary Guaranty or by any officer of the Company or any Subsidiary Guarantor in any writing furnished in connection with the transactions contemplated hereby or by any Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or
     (g) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest (in the payment amount of at least $100,000) on any Indebtedness other than the Notes that is outstanding in an aggregate principal amount of at least $20,000,000 beyond any period of grace or cure provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any instrument, mortgage, indenture or other agreement relating to any Indebtedness other than the Notes in an aggregate principal amount of at least $20,000,000 or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable or one or more Persons has the right to declare such Indebtedness to be due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), the Company or any Subsidiary has become obligated to purchase or repay Indebtedness other than the Notes before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $20,000,000 or one or more Persons have the right to require the Company or any Subsidiary to purchase or repay such Indebtedness; or
     (h) the Company, any Material Subsidiary or any Subsidiary Guarantor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

     (i) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, any of its Material Subsidiaries or any Subsidiary Guarantor, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, any of its Material Subsidiaries or any Subsidiary Guarantor, or any such petition shall be filed against the Company, any of its Material Subsidiaries or any Subsidiary Guarantor and such petition shall not be dismissed within 60 days; or
     (j) a final judgment or judgments at any one time outstanding for the payment of money aggregating in excess of $20,000,000 (to the extent not covered by insurance) are rendered against one or more of the Company, its Material Subsidiaries or any Subsidiary Guarantor and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
     (k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $20,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that could increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.
As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
Section 12. Remedies on Default, Etc.
     Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in paragraph (h) or (i) of Section 11 (other than an Event of Default described in clause (i) of paragraph (h) or described in clause (vi) of paragraph (h) by virtue of the fact that such clause encompasses clause (i) of paragraph (h)) has occurred, all the Notes of every Series then outstanding shall automatically become immediately due and payable.
     (b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in aggregate principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
     (c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing with respect to any Notes, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by such holder or holders to be immediately due and payable.
     Upon any Note’s becoming due and payable under this Section 12.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
     Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
     Section 12.3. Rescission. At any time after the Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than 51% in aggregate principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to any Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
     Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.
Section 13. Registration; Exchange; Substitution of Notes.
     Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
     Section 13.2. Transfer and Exchange of Notes. (a) Subject to Section 13.2(b), upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iv)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series (and of the same tranche if such Series has separate tranches) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Note of such Series originally issued hereunder or pursuant to any Supplement. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.3, provided, that in lieu thereof such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by any transferee of any Note will not constitute a non-exempt prohibited transaction under section 406(a) of ERISA.
     The Notes have not been registered under the Securities Act or under the securities laws of any state and may not be transferred or resold unless registered under the Securities Act and all applicable state securities laws or unless an exemption from the requirement for such registration is available.
     (b) Each holder hereby agrees that it will not offer for sale or sell any of its Notes or disclose any Confidential Information to any prospective transferee of the Notes, other than to an Affiliate of such holder, to another holder or to a lender under the Bank Credit Agreement, without first delivering written notice to the Company (a “Right of First Offer Notice”) of its intent to sell such Notes and disclose such Confidential Information. Such Right of First Offer Notice shall contain a reasonably detailed description of the proposed terms of such sale, including, without limitation, the proposed purchase price (the “Proposed Purchase Price”) for the Notes and the names of up to ten (10) prospective purchasers. If the Company so desires, it may, within 5 Business Days of the receipt of such Right of First Offer Notice, inform such holder in writing of its intent to purchase, or have an Affiliate or Institutional Investor designated by the Company purchase, the Notes (a “Purchase Notice”) from the holder delivering such Right of First Offer Notice at the Proposed Purchase Price, provided, however, that if at such time a Default or Event of Default shall have occurred and be continuing, the Company shall not purchase, and shall not allow any Affiliate or Institutional Investor designated by the Company to purchase, the Notes of the holder delivering such Right of First Offer Notice, unless the Company, or such Affiliate or Institutional Investor, shall make an offer to purchase Notes, pro rata, from all holders at the same time and upon the same terms in accordance with Section 8.5(b). The aggregate principal amount of the Notes specified in such Purchase Notice shall be purchased by the Company, or such Affiliate or Institutional Investor, for the Proposed Purchase Price, together with accrued interest on such Notes to the purchase date, on the date specified by the Company in the Purchase Notice which shall be not more than 30 days following delivery of such Purchase Notice. If such holder does not receive a Purchase Notice from the Company within 5 Business Days after the delivery of the Right of First Offer Notice, such holder shall have the right to sell its Notes to one or more of the prospective purchasers identified in the Right of First Offer Notice for a price which is not less than the Proposed Purchase Price for a period of 120 days from the date of such Right of First Offer Notice. In the event that the prospective purchasers identified by a holder in a Right of First Offer Notice shall decline to purchase the Notes within such 120 day period, then the holder may identify up to 10 additional Institutional Investors through a new Right of First Offer Notice.
     Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iv)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note

(which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
     (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
     (b) in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver not more than 10 Business Days following satisfaction of such conditions, in lieu thereof, a new Note of the same Series (and of the same tranche if such Series has separate tranches), dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
Section 14. Payments on Notes.
     Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make Whole Amount and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Banc of America Securities LLC in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
     Section 14.2. Home Office Payment. So long as any Purchaser or Additional Purchaser or such Purchaser’s nominee or such Additional Purchaser’s nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount and interest by the method and at the address specified for such purpose for such Purchaser on Schedule A hereto or, in the case of any Additional Purchaser, Schedule A attached to any Supplement pursuant to which such Additional Purchaser is a party, or by such other method or at such other address as such Purchaser or Additional Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser or Additional Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by any Purchaser or Additional Purchaser or such Person’s nominee, such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note.

Section 15. Expenses, Etc.
     Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel for the Purchasers or any Additional Purchasers and, if reasonably required by the Required Holders in connection with the protection or enforcement of remedies, local or other counsel) incurred by each Purchaser and each Additional Purchaser and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement (including any Supplement) or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement (including any Supplement) or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement (including any Supplement) or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save each Purchaser, each Additional Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).
     Section 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Supplement or the Notes, and the termination of this Agreement or any Supplement.
Section 16. Survival of Representations and Warranties; Entire Agreement.
     All representations and warranties contained herein or in any Supplement shall survive the execution and delivery of this Agreement, such Supplement and the Notes, the purchase or transfer by any Purchaser or any Additional Purchaser of any such Note or portion thereof or interest therein and the payment of any Note may be relied upon by any subsequent holder of any such Note, regardless of any investigation made at any time by or on behalf of any Purchaser or any Additional Purchaser or any other holder of any such Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or any Supplement shall be deemed representations and warranties of the Company under this Agreement; provided, that the representations and warranties contained in any Supplement shall only be made for the benefit of the Additional Purchasers which are party to such Supplement and the holders of the Notes issued pursuant to such Supplement, including subsequent holders of any Note issued pursuant to such Supplement, and shall not require the consent of the holders of existing Notes. Subject to the preceding sentence, this Agreement (including every Supplement) and the Notes embody the entire agreement and understanding between the Purchasers and the Additional Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17. Amendment and Waiver.
     Section 17.1. Requirements. (a) This Agreement (including any Supplement) and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (i) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof or the corresponding provision of any Supplement, or any defined term (as it is used in any such Section or such corresponding provision of any Supplement), will be effective as to any holder of Notes unless consented to by such holder of Notes in writing, and (ii) no such amendment or waiver may, without the written consent of all of the holders of Notes at the time outstanding affected thereby, (A) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest (if such change results in a decrease in the interest rate) or of the Make-Whole Amount on, the Notes, (B) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (C) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.
          (b) Supplements. Notwithstanding anything to the contrary contained herein, the Company may enter into any Supplement providing for the issuance of one or more Series of Additional Notes consistent with Sections 2.2 hereof without obtaining the consent of any holder of any other Series of Notes.
     Section 17.2. Solicitation of Holders of Notes.
     (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, any Supplement or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
     (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or any Supplement unless such remuneration is concurrently paid, or security is concurrently granted or other credit support is concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.
     (c) Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.
     Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
     Section 17.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.
Section 18. Notices.
     All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
     (i) if to a Purchaser or such Purchaser’s nominee, to such Purchaser or such Purchaser’s nominee at the address specified for such communications in Schedule A to this Agreement, or at such other address as such Purchaser or such Purchaser’s nominee shall have specified to the Company in writing pursuant to this Section 18;
     (ii) if to an Additional Purchaser or such Additional Purchaser’s nominee, to such Additional Purchaser or such Additional Purchaser’s nominee at the address specified for such communications in Schedule A to any Supplement, or at such other address as such Additional Purchaser or such Additional Purchaser’s nominee shall have specified to the Company in writing,
     (iii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing pursuant to this Section 18, or

     (iv) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, with a copy to the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.
Section 19. Reproduction of Documents.
     This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing or by any Additional Purchaser (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser or any Additional Purchaser, may be reproduced by such Purchaser or such Additional Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser or such Additional Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser or such Additional Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
Section 20. Confidential Information.
     For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser or any Additional Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser or such Additional Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or such Additional Purchaser or any Person acting on such Purchaser’s or such Additional Purchaser’s behalf, (c) otherwise becomes known to such Purchaser or such Additional Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser or such Additional Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser and each Additional Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser or such Additional Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser or such Additional Purchaser, provided that such Purchaser or such Additional Purchaser may deliver or disclose Confidential Information to (i) such Purchaser’s or such Additional Purchaser’s directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser’s or such Additional Purchaser’s Notes), (ii) such Purchaser’s or such Additional Purchaser’s financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which such Purchaser or such Additional Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which such Purchaser or such Additional Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser or such Additional Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s or such Additional Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser or such Additional Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser or such Additional Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser or such Additional Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s or such Additional Purchaser’s Notes, the Subsidiary Guaranty and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.
Section 21. Substitution of Purchaser.
     Each Purchaser and each Additional Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser or such Additional Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser or such Additional Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser or such original Additional Purchaser. In the event that such Affiliate is so substituted as a Purchaser or an Additional Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser or such original Additional Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” or an “Additional Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser or such original

Additional Purchaser, and such original Purchaser or such original Additional Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
Section 22. Miscellaneous.
     Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement (including all covenants and other agreements contained in any Supplement) by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
     Section 22.2. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
     Section 22.3. Accounting Terms. All accounting terms used herein, which are not expressly defined in this Agreement, have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with the covenants set out in this Agreement, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Statement of Financial Accounting Standards Nos. 157 or 159) shall be disregarded and such determination shall be made by valuing indebtedness at 100% of the outstanding principal thereof. If the Company notifies the Purchasers that it wishes to amend any covenant in Sections 10.1, 10.2 or 10.3 to eliminate the effect of any change in GAAP on the operation of such covenant, then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Holders.
     Section 22.4. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 22.5. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein,

so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
     For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.
     Section 22.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
     Section 22.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
     Section 22.8. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
          (b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
          (c) Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

          (d) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.
* * * * *

          The execution hereof by the Purchasers shall constitute a contract among the Company and the Purchasers for the uses and purposes hereinabove set forth. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Very truly yours, International Speedway Corporation
By:	/s/ Daniel W. Houser
	Name:	Daniel W. Houser
	Title:	Senior Vice President and Chief Financial Officer

Accepted as of the date first written above.

The Lincoln National Life Insurance Company
By:	Delaware Investment Advisers, a series of
Delaware Management Business Trust,
Attorney in Fact

By	/s/ Frank G. LaTorraca
	Name:	Frank G. LaTorraca
	Title:	Vice President

Metropolitan Life Insurance Company General American Life Insurance Company
By:	Metropolitan Life Insurance Company,its
Investment Manager

By	/s/ Judith A. Gulotta
	Name:	Judith A. Gulotta
	Title:	Managing Director

Defined Terms
     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
     “Additional Notes” is defined in Section 2.2.
     “Additional Purchasers” means purchasers of Additional Notes.
     “Affiliate” means as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to independently (or collectively with other Credit Parties and their Subsidiaries) vote 25% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. All Subsidiaries shall be deemed to be Affiliates.
     “Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.
     “Asset Sale Prepayment Date” is defined in Section 8.8.
     “Asset Sale Response Date” is defined in Section 8.8.
     “Bank Credit Agreement” means the Revolving Credit Agreement dated as of November 19, 2010 by and among the Company, Wells Fargo Bank, N.A., as administrative agent, and the other financial institutions party thereto, as amended, restated, joined, supplemented or otherwise modified from time to time, and any renewals, extensions or replacements thereof which constitute the primary bank credit facility of the Company and its Subsidiaries.
     “Bank Lenders” means the banks and financial institutions party to the Bank Credit Agreement.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.
     “Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
     “Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease that would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.
Schedule 10.4
(to Note Purchase Agreement)

     “Capital Stock” means all shares, options, warrants, general or limited partnership interest, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).
     “Change in Control” is defined in Section 8.7(f).
     “Closing” is defined in Section 3.
     “Closing Date” means the date of the Closing.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
     “Company” means International Speedway Corporation, a Florida corporation.
     “Confidential Information” is defined in Section 20.
     “Consolidated EBITDA” means, for any period, the sum of (a) Consolidated Net Income for such period, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (i) Consolidated Interest Expense, (ii) total federal, state, local and foreign income, value added and similar taxes determined on a consolidated basis in accordance with GAAP, (iii) depreciation and amortization expense (including, without limitation, the amortization of finance charges) determined on a consolidated basis in accordance with GAAP, and (iv) non-recurring non-cash charges (excluding non-recurring non-cash charges resulting in reserves from which future cash expenditures will be made), including, but not limited to, (A) charges incurred in accordance with SFAS 141 and 142 and (B) charges (whether or not given effect on a cumulative or retroactive basis) resulting from the adoption of, or any change to, accounting rules and standards, in each case as determined in accordance with GAAP, minus (c) to the extent included in the determination of Consolidated Net Income for such period, Consolidated Interest Income, plus/minus (d) to the extent included in the determination of Consolidated Net Income for such period, losses or earnings attributable to equity investments by the Company and its Subsidiaries in unconsolidated Subsidiaries and joint ventures, minus (e) to the extent included in the determination of Consolidated Net Income for such period, non-recurring non-cash gains (whether or not given effect on a cumulative or retroactive basis) resulting from the adoption of, or any change to, accounting rules and standards, as determined in accordance with GAAP.
     “Consolidated Funded Indebtedness” means as of any date of determination the total amount of all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP. For purposes of calculating Leverage Ratio, the Kansas Speedway Corporation Guaranty shall not be Consolidated Funded Indebtedness.

     “Consolidated Interest Expense” means of the Company and its Subsidiaries, for any period, determined on a consolidated basis in accordance with GAAP, all interest expense of the Company and its Subsidiaries including the interest component relating to Capital Lease Obligations expensed during such period (whether or not actually paid during such period), as determined in accordance with GAAP. For purposes of calculating the Interest Coverage Ratio, the Kansas Speedway Corporation Guaranty shall not be Consolidated Interest Expense.
     “Consolidated Interest Income” shall mean, for any period, all interest income of the Company and its Subsidiaries, as determined in accordance with GAAP.
     “Consolidated Net Income” means, for any period, for any period, net income (excluding extraordinary items) after taxes for such period of the Company and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.
     “Consolidated Net Worth” means the consolidated stockholder’s equity of the Company and its Subsidiaries, as defined according to GAAP.
     “Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
     “Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
     “Default Rate” means with respect to the Notes of any Series that rate of interest that is 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes of such Series (and of such tranche if such Series has separate tranches).
     “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the repayment in full of the Notes; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock. The amount (or principal amount) of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Company and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
     “Domestic Subsidiary” means any Subsidiary of the Company, whether presently or hereafter created or existing, that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.
     “Electronic Delivery” is defined in Section 7.1(a).
     “Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
     “Event of Default” is defined in Section 11.
     “Excess Proceeds” is defined in Section 10.5.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Subsidiaries” shall mean each of 380 Development LLC, Kansas Speedway Development Corporation and Daytona Beach Property Headquarters Building, LLC.
     “Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell), as reasonably determined in the good faith opinion of the Company’s board of directors.
     “France Family” means the France Family Group, as defined in Amendment No. 16 to Schedule 13G filed with the SEC by the France Family Group on February 16, 2010, as further amended from time to time.
     “GAAP” means those generally accepted accounting principles as in effect from time to time in the United States of America.

     “Governmental Authority” means
     (a) the government of
     (i) the United States of America or any state or other political subdivision thereof, or
     (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which has jurisdiction over any properties of the Company or any Subsidiary, or
     (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
     “Guarantor Release” is defined in Section 2.3(b).
     “Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
     (a) to purchase such Indebtedness or obligation or any property constituting security therefor primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation;
     (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;
     (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or
     (d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.
     In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
     “Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
     “Hedging Obligations” of any Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
     “Hedging Transactions” of any Person means (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.
     “Indebtedness” with respect to any Person means, at any time, without duplication,
     (a) all obligations of such Person for borrowed money;
     (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
     (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business);
     (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person;

     (e) all Capital Lease Obligations of such Person;
     (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit;
     (g) all Guarantees of such Person of the type of Indebtedness described in clauses (a) through (f) hereof;
     (h) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person (excluding a lien on equity interests in a joint venture securing any obligations of such joint venture);
     (i) all obligations of such Person with respect to Disqualified Stock;
     (j) Off-Balance Sheet Liabilities; and
     (k) all Hedging Obligations.
     The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.
     Notwithstanding the foregoing, the following shall not constitute or be deemed “Indebtedness”:
     (i) any Indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit or cash and cash equivalents (in an amount sufficient to satisfy all such Indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such Indebtedness;
     (ii) in connection with the purchase by the Company or any Subsidiary of any property, the term “Indebtedness” will exclude post closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a closing purchase price adjustment or such payment depends on the performance of such property after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment at a later date becomes finally fixed and determined by the parties to the purchase, the amount is paid within 30 days after such date; and
     (iii) current and long term deferred income, current and deferred income taxes payable, capitalized payments in lieu of property taxes in accordance with GAAP, liabilities arising as a result of outstanding gift certificates and any loyalty rewards obligations and expenses, in each case accrued in the ordinary course of business.

     “Indenture” means the Indenture, dated as of April 23, 2004 pertaining to the Company’s 5.40% Notes due 2014, as amended or supplemented from time to time.
     “Institutional Investor” means (a) any original purchaser of a Note, (b) any holder of more than $2,000,000 of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.
     “Interest Coverage Ratio” shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for the twelve month period ending on the last day of any fiscal quarter of the Company and its Subsidiaries, the ratio of (a) Consolidated EBITDA for such period, to (b) Consolidated Interest Expense for such period; provided, however, that the Interest Coverage Ratio may be adjusted from time to time with the mutual consent of the Company and the Required Holders to reflect the postponement of major race events into subsequent accounting periods, the rescheduling of major race events and the occurrence of major race events in different accounting periods. For purposes of calculating Interest Coverage Ratio for any period of four consecutive quarters, if during such period the Company or any Subsidiary shall have acquired any Person or acquired all or substantially all of the operating assets of any Person during such period, Consolidated Interest Expense and Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.
     “Kansas Speedway Corporation Guaranty” shall mean the guaranty by Kansas Speedway Corporation of the 2002 STAR Bonds in an amount not to exceed $2,590,000.
     “Lease Rentals” means, for any period, the aggregate amount of fixed rental or operating lease expense payable by the Company and its Subsidiaries with respect to leases of real and personal property (excluding Capital Lease Obligations) determined in accordance with GAAP.
     “Leverage Ratio” means, with respect to the Company and its Subsidiaries on a consolidated basis for the period of four consecutive fiscal quarters ending on the last day of any fiscal quarter, the ratio of (a) Consolidated Funded Indebtedness on the last day of such period to (b) Consolidated EBITDA for such period; provided, however, that the Leverage Ratio may be adjusted from time to time with the mutual consent of the Company and the Required Holders to reflect the postponement of major race events into subsequent accounting periods, the rescheduling of major race events and the occurrence of major race events in different accounting periods. For purposes of calculating Leverage Ratio for any period of four consecutive quarters, if during such period the Company or any Subsidiary shall have acquired any Person or acquired all or substantially all of the operating assets of any Person during such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.
     “Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement

(other than an operating lease) or Capital Lease, upon or with respect to any property or asset of such Person (including, in the case of stock, shareholder agreements, voting trust agreements and all similar arrangements).
     “Make-Whole Amount” shall have the meaning (i) set forth in Section 8.6 with respect to any Series 2011A Note and (ii) set forth in the applicable Supplement with respect to any other Series of Notes.
     “Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement (including any Supplement) and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under the Subsidiary Guaranty or (d) the validity or enforceability of this Agreement (including any Supplement), the Notes or the Subsidiary Guaranty.
     “Material Subsidiary” means, at any time, any Subsidiary of the Company which, together with all other Subsidiaries of such Subsidiary, accounts for more than (i) 5% of the consolidated assets of the Company and its Subsidiaries or (ii) 5% of consolidated revenue of the Company and its Subsidiaries.
     “Memorandum” is defined in Section 5.3.
     “Moody’s” means Moody Investors Service, Inc.
     “Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).
     “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any sale, lease or other disposition of assets (an “Asset Sale”), net of:
     (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, title and recording tax expenses and sales commissions, and any relocation and severance expenses and charges of personnel incurred as a result of the Asset Sale,
     (2) taxes paid or payable or required to be accrued as a liability under GAAP as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,
     (3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale,

     (4) all distributions and other payments required to be made to minority interest holders in Subsidiaries as a result of such Asset Sale, and
     (5) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Subsidiaries from such escrow arrangement, as the case may be
     “Notes” is defined in Section 1.
     “Off-Balance Sheet Liabilities” of any Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (c) any Synthetic Lease Obligation or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute liability on the balance sheet of such Person.
     “Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
     “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.
     “Plan” means an “employee pension benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
     “Priority Debt” means (without duplication), as of the date of any determination thereof, the sum of (i) all unsecured Indebtedness of Subsidiaries (including all Guaranties of Indebtedness of the Company but excluding (x) Indebtedness owing to the Company or any other Subsidiary, (y) Indebtedness outstanding at the time such Person became a Subsidiary, provided that such Indebtedness shall have not been incurred in contemplation of such person becoming a Subsidiary, together with any renewal or refinancing thereof so long as the principal amount thereof is not increased, and (z) all Indebtedness of any Subsidiary which has also guaranteed the Company’s obligations under the Notes and this Agreement), and (ii) all Indebtedness of the Company and its Subsidiaries secured by Liens other than Indebtedness secured by Liens permitted by subparagraphs (a) through (n), inclusive, of Section 10.4.

     “property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
     “Purchasers” means the purchasers of the Notes named in Schedule A hereto.
     “QPAM Exemption” means Prohibited Transaction Class Exemption 84 14 issued by the United States Department of Labor.
     “Qualified Institutional Buyer” means any Person who is a qualified institutional buyer within the meaning of such term as set forth in Rule 144(a)(1) under the Securities Act.
     “Ratable Portion” means, with respect to any Note, an amount equal to the product of (x) the amount equal to the Net Proceeds being so applied to the prepayment or defeasance of Senior Indebtedness in accordance with Section 10.5(2), multiplied by (y) a fraction the numerator of which is the outstanding principal amount of such Note and the denominator of which is the aggregate principal amount of Senior Indebtedness of the Company and its Subsidiaries being prepaid or defeased pursuant to Section 10.5(2).
     “Required Holders” means, at any time, the holders of not less than 51% in principal amount of the Notes of all Series at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates and any Notes held by parties who are contractually required to abstain from voting with respect to matters affecting the holders of the Notes).
     “Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc.
     “Securities Act” means the Securities Act of 1933, as amended from time to time.
     “Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
     “Senior Indebtedness” means, as of the date of any determination thereof, all Consolidated Funded Indebtedness, other than Subordinated Indebtedness.
     “Series” means any series of Notes issued pursuant to this Agreement or any Supplement hereto.
     “Series 2011A Notes” is defined in Section 1 of this Agreement.
     “Subordinated Indebtedness” means all unsecured Indebtedness of the Company that shall contain or have applicable thereto subordination provisions providing for the subordination thereof to the obligations of the Company under this Agreement, any Supplement or the Notes or any other Indebtedness of the Company.

     “Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
     “Subsidiary Guarantor” means each Subsidiary which is party to the Subsidiary Guaranty.
     “Subsidiary Guaranty” is defined in Section 2.3 of this Agreement.
     “Substantial Part” is defined in Section 10.5 of this Agreement.
     “Supplement” is defined in Section 2.2 of this Agreement.
     “Synthetic Lease” means a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like Property.
     “Synthetic Lease Obligations” means, with respect to any Person, the sum of (a) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (b) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
     “tranche” means all Notes of a Series having the same maturity, interest rate and schedule for mandatory prepayments.
     “USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

[Form of Series 2011A Note]
International Speedway Corporation
4.63% Series 2011A Senior Note Due January 18, 2021

No. [_____]	[Date]

$[__________]	PPN 460335 A*3
     For Value Received, the undersigned, International Speedway Corporation (herein called the “Company”), a corporation organized and existing under the laws of the State of Florida, hereby promises to pay to [_____________________] or registered assigns, the principal sum of [______________] Dollars (or so much thereof as shall not have been prepaid) on January 18, 2021 with interest (computed on the basis of a 360 day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 4.63% per annum from the date hereof, payable semi-annually, on the 18th day of January and July in each year and at maturity, commencing on July 18, 2011, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, at a rate per annum from time to time equal to 6.63%, on any overdue payment of interest and, during the continuance of an Event of Default, on the unpaid balance hereof, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).
     Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Bank of America, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
     This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of January 18, 2011 (as from time to time amended, supplemented or modified, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Sections 6.2 and 6.3 of the Note Purchase Agreement, provided, that in lieu thereof such holder may (in reliance upon information provided by the Company, to the extent such information is readily available to the Company) make a representation to the effect that the purchase by any holder of any Note will not constitute a non-exempt prohibited transaction under section 406(a) of ERISA. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
     This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney
Exhibit 1
(to Note Purchase Agreement)

duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
     The Company will make required prepayments of principal on the date and in the amounts specified in the Note Agreement. This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
     Pursuant to the Subsidiary Guaranty Agreement dated as of January 18, 2011 (as amended, restated or otherwise modified from time to time, the “Subsidiary Guaranty”), certain Subsidiaries of the Company have absolutely and unconditionally guaranteed payment in full of the principal of, Make-Whole Amount, if any, and interest on this Note and the performance by the Company of its obligations contained in the Note Purchase Agreement all as more fully set forth in said Subsidiary Guaranty.
     If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.
     This Note shall be construed and enforced in accordance with, and the rights of the issuer and holder hereof shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

International Speedway Corporation
By
Name:
Title:

E-1-2

Form of Subsidiary Guaranty
Exhibit 2.3
(to Note Purchase Agreement)

Form of Opinion of General Counsel
to the Company
     The closing opinion of Gary Crotty, General Counsel of the Company, which is called for by Section 4.4 of the Note Purchase Agreement, shall be dated the date of Closing and addressed to the Purchasers, shall be satisfactory in scope and form to each Purchaser and shall be to the effect that:
     1. The Company has the full corporate power and the corporate authority to conduct the activities in which it is now engaged and is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary except in jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on the business of the Company.
     2. Each Subsidiary is a corporation or similar legal entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly licensed or qualified and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary except in jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on the business of such Subsidiary. All of the issued and outstanding shares of capital stock or similar equity interests of each such Subsidiary have been duly issued, are fully paid and non-assessable and are owned by the Company, by one or more Subsidiaries, or by the Company and one or more Subsidiaries.
     3. The issuance and sale of the Series 2011A Notes, the execution, delivery and performance by the Company of the Note Purchase Agreement, and the execution, delivery and performance by each Subsidiary Guarantor of the Subsidiary Guaranty do not violate any provision of any law or other rule or regulation of any Governmental Authority applicable to the Company or any such Subsidiary Guarantor or conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien upon any property of the Company or any such Subsidiary Guarantor pursuant to the provisions of the Articles or Certificate of Incorporation or By-laws, or such similar organizational or governing instrument, as the case may be, of the Company or such Subsidiary Guarantor or any agreement or other instrument known to such counsel to which the Company or any such Subsidiary Guarantor is a party or by which the Company or any such Subsidiary Guarantor may be bound.
     4. There are no actions, suits or proceedings pending or, to the knowledge of such counsel after due inquiry, threatened against or affecting the Company or any Subsidiary in any court or before any governmental authority or arbitration board or tribunal which, if adversely determined, would have a materially adverse effect on the properties, business, profits or condition, (financial or otherwise) of the Company and its
Exhibit 4.4(a)
(to Note Purchase Agreement)

Subsidiaries or the ability of the Company to perform its obligations under the Note Purchase Agreement and the Series 2011A Notes or on the legality, validity or enforceability of the Company’s obligations under the Note Purchase Agreement and the Series 2011A Notes. To the knowledge of such counsel, neither the Company nor any Subsidiary is in default with respect to any court or governmental authority, or arbitration board or tribunal.
     The opinion of Gary Crotty shall cover such other matters relating to the sale of the Notes as each Purchaser may reasonably request and successors and assigns of the Purchasers shall be entitled to rely on such opinion. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and other officers of the Company and its Subsidiaries.

E-4.4(a)-2

Form of Opinion of Special Counsel
to the Company
     The closing opinion of Baker Botts L.L.P., special counsel to the Company, which is called for by Section 4.4 of the Note Purchase Agreement, shall be dated the date of Closing and addressed to the Purchasers, shall be satisfactory in scope and form to each Purchaser and shall be to the effect that:
     1. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to execute and perform the Note Purchase Agreement and to issue the Notes.
     2. The Note Purchase Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes the legal, valid and binding contract of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).
     3. The Series 2011A Notes have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding contract of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).
     4. The Subsidiary Guaranty has been duly authorized by all necessary corporate or other organizational action on the part of each Subsidiary Guarantor, has been duly executed and delivered by each Subsidiary Guarantor and constitutes the legal, valid and binding contract of each such Subsidiary Guarantor enforceable against such Subsidiary Guarantor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).
     5. No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any governmental body, Federal or state, is necessary in connection with the execution and delivery of the Note Purchase Agreement, the Series 2011A Notes or the Subsidiary Guaranty.
     6. The issuance, sale and delivery of the Series 2011A Notes and the execution and delivery of the Subsidiary Guaranty by the Subsidiary Guarantors under the circumstances contemplated by the Note Purchase Agreement and the Subsidiary
Exhibit 4.4(b)
(to Note Purchase Agreement)

Guaranty do not, under existing law, require the registration of the Series 2011A Notes or the Subsidiary Guaranty under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.
     7. Neither the issuance of the Series 2011A Notes nor the application of the proceeds of the sale of the Series 2011A Notes will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued pursuant thereto, including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System.
     8. The Company is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
     The opinion of Baker Botts L.L.P. shall cover such other matters relating to the sale of the Notes as each Purchaser may reasonably request and successors and assigns of the Purchasers shall be entitled to rely on such opinion. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and other officers of the Company and its Subsidiaries.

E-4.4(b)-2

Form of Opinion of Special Counsel
to the Purchasers
     The closing opinion of Chapman and Cutler LLP, special counsel to the Purchasers, called for by Section 4.4 of the Note Purchase Agreement, shall be dated the date of Closing and addressed to each Purchaser, shall be satisfactory in form and substance to each Purchaser and shall be to the effect that:
     1. The Note Purchase Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered by the Company and constitutes the legal, valid and binding contract of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).
     2. The Series 2011A Notes have been duly authorized by all necessary corporate action on the part of the Company, and the Notes being delivered on the date hereof have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance and similar laws affecting creditors’ rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).
     3. The issuance, sale and delivery of the Series 2011A Notes and the execution and delivery of the Subsidiary Guaranty under the circumstances contemplated by the Note Purchase Agreement and the Subsidiary Guaranty do not, under existing law, require the registration of the Series 2011A Notes or the Subsidiary Guaranty under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.
     With respect to matters of fact upon which such opinion is based, Chapman and Cutler LLP, may rely on appropriate certificates of public officials and officers of the Company and upon representations of the Company and the Purchasers delivered in connection with the issuance and sale of the Series 2011A Notes.
     The opinion of Chapman and Cutler LLP is limited to the laws of the State of New York and the Federal laws of the United States.
Exhibit 4.4(c)
(to Note Purchase Agreement)

International Speedway Corporation
[Number] Supplement to Note Purchase Agreement
Dated as of
Re: $                                          % Series                      Senior Notes
Due

Exhibit S
(to Note Purchase Agreement)

International Speedway Corporation
[Street Address]
[City, State Zip]
Dated as of
____________________, 20__
To the Purchaser(s) named in
Schedule A hereto
Ladies and Gentlemen:
     This [Number] Supplement to Note Purchase Agreement (the “Supplement”) is between International Speedway Corporation, a Florida corporation (the “Company”), and the institutional investors named on Schedule A attached hereto (the “Purchasers”).
     Reference is hereby made to that certain Note Purchase Agreement dated as of January 18, 2011 (the “Note Purchase Agreement”) between the Company and the purchasers listed on Schedule A thereto. All capitalized terms not otherwise defined herein shall have the same meaning as specified in the Note Purchase Agreement. Reference is further made to Section 4.14 of the Note Purchase Agreement which requires that, prior to the delivery of any Additional Notes, the Company and each Additional Purchaser shall execute and deliver a Supplement.
     The Company hereby agrees with the Purchaser(s) as follows:
     1. The Company has authorized the issue and sale of $__________ aggregate principal amount of its _____% Series ______ Senior Notes due _________, ____ (the “Series ______ Notes”). The Series ____ Notes, together with the Series 2011A Notes [and the Series ____ Notes] initially issued pursuant to the Note Purchase Agreement [and the _________ Supplement] and each series of Additional Notes which may from time to time hereafter be issued pursuant to the provisions of Section 2.2 of the Note Purchase Agreement, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreement). The Series _____ Notes shall be substantially in the form set out in Exhibit 1 hereto with such changes therefrom, if any, as may be approved by the Purchaser(s) and the Company.
     2. Subject to the terms and conditions hereof and as set forth in the Note Purchase Agreement and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Purchaser, and each Purchaser agrees to purchase from the Company, Series _____ Notes in the principal amount set forth opposite such Purchaser’s name on Schedule A hereto at a price of 100% of the principal amount thereof on the closing date hereinafter mentioned.

     3. The sale and purchase of the Series ______ Notes to be purchased by each Purchaser shall occur at the offices of [______________________] at 10:00 A.M. Chicago time, at a closing (the “Closing”) on ______, ____ or on such other Business Day thereafter on or prior to _______, ____ as may be agreed upon by the Company and the Purchasers. At the Closing, the Company will deliver to each Purchaser the Series ______ Notes to be purchased by such Purchaser in the form of a single Series ______ Note (or such greater number of Series ______ Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number [__________________________] at ____________ Bank, [Insert Bank address, ABA number for wire transfers, and any other relevant wire transfer information]. If, at the Closing, the Company shall fail to tender such Series ______ Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser’s satisfaction, such Purchaser shall, at such Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.
     4. The obligation of each Purchaser to purchase and pay for the Series ______ Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to the Closing, of the conditions set forth in Section 4 of the Note Purchase Agreement with respect to the Series ______ Notes to be purchased at the Closing, and to the following additional conditions:
     (a) Except as supplemented, amended or superceded by the representations and warranties set forth in Exhibit A hereto, each of the representations and warranties of the Company set forth in Section 5 of the Note Purchase Agreement shall be correct as of the date of Closing and the Company shall have delivered to each Purchaser an Officer’s Certificate, dated the date of the Closing certifying that such condition has been fulfilled.
     (b) Contemporaneously with the Closing, the Company shall sell to each Purchaser, and each Purchaser shall purchase, the Series ______ Notes to be purchased by such Purchaser at the Closing as specified in Schedule A.
     5. [Here insert special provisions for Series ______ Notes including prepayment provisions applicable to Series ______ Notes (including Make-Whole Amount) and closing conditions applicable to Series ______ Notes].
     6. Each Purchaser represents and warrants that the representations and warranties set forth in Section 6 of the Note Purchase Agreement are true and correct on the date hereof with respect to the purchase of the Series ______ Notes by such Purchaser.

     7. The Company and each Purchaser agree to be bound by and comply with the terms and provisions of the Note Purchase Agreement as fully and completely as if such Purchaser were an original signatory to the Note Purchase Agreement.
     The execution hereof shall constitute a contract between the Company and the Purchaser(s) for the uses and purposes hereinabove set forth, and this agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

International Speedway Corporation
By
Name:
Title:

Accepted as of ___________, _____

[Variation]
By
Name:
Title:

Information Relating to Purchasers

Principal Amount
of the Series 2011A
Notes to Be
Name of Purchasers	Purchased

[Name of Purchaser]	$
(1)	All payments by wire transfer of immediately available funds to:

with sufficient information to identify the source and application of such funds.

(2)	All notices of payments and written confirmations of such wire transfers:

(3)	All other communications:

Supplemental Representations
     The Company represents and warrants to each Purchaser that except as hereinafter set forth in this Exhibit A, each of the representations and warranties set forth in Section 5 of the Note Purchase Agreement is true and correct in all material respects as of the date hereof with respect to the Series ______ Notes with the same force and effect as if each reference to “Series 2011A Notes” set forth therein was modified to refer the “Series ______ Notes” and each reference to “this Agreement” therein was modified to refer to the Note Purchase Agreement as supplemented by the _______ Supplement. The Section references hereinafter set forth correspond to the similar sections of the Note Purchase Agreement which are supplemented hereby:
     Section 5.3. Disclosure. The Company, through its agent, Banc of America Securities LLC has delivered to each Purchaser a copy of a Private Placement Memorandum, dated ____________ (the “Memorandum”), relating to the transactions contemplated by the ______ Supplement. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. The Note Purchase Agreement, the Memorandum, the documents, certificates or other writings delivered to each Purchaser by or on behalf of the Company in connection with the transactions contemplated by the Note Purchase Agreement and the _______ Supplement and the financial statements listed in Schedule 5.5 to the _____ Supplement, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Since ____________, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to each Purchaser by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.
     Section 5.4. Organization and Ownership of Shares of Subsidiaries. Schedule 5.4 to the ______ Supplement contains (except as noted therein) a complete and correct list of the Company’s Subsidiaries, and showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.
     Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Series __ Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than [______] other Institutional Investors, each of which has been offered the Series ______ Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.
     Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Series ______ Notes to ____________________ and for general corporate purposes. No part of the proceeds from the sale of the Series ______ Notes pursuant to the _____ Supplement will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 2% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 2% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
     Section 5.15. Existing Indebtedness; Future Liens. (a) Schedule 5.15 to the _________ Supplement sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of _____________, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
[Add any additional Sections as appropriate at the time the Series ______ Notes are issued]

[Form of Series ______ Note]
International Speedway Corporation
___% Series ______ Senior Note Due ______________

No. [_________]	[Date]
$[____________]	PPN [____________]
     For Value Received, the undersigned, International Speedway Corporation, a Florida corporation (herein called the “Company”), a corporation organized and existing under the laws of the State of ____________, hereby promises to pay to [________________], or registered assigns, the principal sum of [________________] Dollars (or so much thereof as shall not have been prepaid) on _______________, with interest (computed on the basis of a 360-day year of twelve 30 day months) (a) on the unpaid balance hereof at the rate of ____% per annum from the date hereof, payable semiannually, on the _____ day of ______ and ______ in each year, commencing on the first of such dates after the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, at a rate per annum from time to time equal to [2% above the stated rate], on any overdue payment of interest and, during the continuance of an Event of Default, on the unpaid balance hereof and on any overdue payment of any Make-Whole Amount, payable [semiannually] as aforesaid (or, at the option of the registered holder hereof, on demand).
     Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Bank of America, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
     This Note is one of a series of Senior Notes (the “Notes”) issued pursuant to a Supplement to the Note Purchase Agreement dated as of January 18, 2011 (as from time to time amended, supplemented or modified, the “Note Purchase Agreement”), between the Company, the Purchasers named therein and Additional Purchasers of Notes from time to time issued pursuant to any Supplement to the Note Purchase Agreement. This Note and the holder hereof are entitled equally and ratably with the holders of all other Notes of all series from time to time outstanding under the Note Purchase Agreement to all the benefits provided for thereby or referred to therein. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Sections 6.2 and 6.3 of the Note Purchase Agreement, provided that such holder may (in reliance upon information provided by the Company, which shall not be unreasonably withheld) make a representation to the effect that the purchase by such holder of any Note will not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

     This Note is registered with the Company and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note of the same series for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
     [The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement.] [This Note is not subject to regularly scheduled prepayments of principal.] This Note is [also] subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
     Pursuant to the Subsidiary Guaranty Agreement dated as of January 18, 2011 (as amended or modified from time to time, the “Subsidiary Guaranty”), certain Subsidiaries of the Company have absolutely and unconditionally guaranteed payment in full of the principal of, Make-Whole Amount, if any, and interest on this Note and the performance by the Company of its obligations contained in the Note Purchase Agreement all as more fully set forth in said Subsidiary Guaranty.
     If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.
     This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

International Speedway Corporation
By
Name:
Title: